Exhibit 3.1
ARTICLES OF INCORPORATION
OF
MERCHANTS & MARINE BANCORP, INC.
     The undersigned person under the Mississippi Business Corporation Act adopts the following charter for the above listed corporation:
     FIRST: The name of this Corporation is Merchants & Marine Bancorp, Inc.
     SECOND: The county and city where such corporation will be domiciled and conduct its business is Pascagoula, Jackson County, Mississippi.

THIRD:	(a)	The complete address of the corporation’s initial registered office in Mississippi is:

3118 Pascagoula Street
Pascagoula, Mississippi 39567

	(b)	The name of the initial registered agent, to be located at the address listed in 3(a), is:

Royce Cumbest

FOURTH:		The name and complete address of the Incorporator is:

Kevin A. Ball
315 Deaderick Street, Suite 2700
Nashville, TN 37238-0001
     FIFTH: The nature of its business is that of a bank holding company and in furtherance thereof to do and perform any and all acts authorized by law which may be performed by a corporation organized under the laws of the State of Mississippi, and in furtherance thereof shall possess all the rights, remedies, powers and privileges which such corporations are authorized to exercise or possess under the laws of the State of Mississippi. In addition to such other powers granted by law, and in furtherance of the purposes of this Corporation, it shall have all powers granted to corporations organized under the Mississippi Business Corporation Act, or any amendments thereof or successors thereto, which are not specifically prohibited to be exercised by bank holding corporations.
     SIXTH: The number of shares of stock the Corporation is authorized to issue is 5,000,000 shares of Common Stock, $2.50 par value per share.
     SEVENTH: The period for which the Corporation is organized shall be perpetual.
     EIGHTH: (a) The number of directors of the Corporation shall be not less than nine. Subject to such limitation, the number of directors to serve on the Board may be increased or decreased from time to time as therein provided.
     (b) The Board shall be divided into three classes, as nearly equal in number as possible, with the term of office of the Class III directors to expire at the annual meeting of stockholders to be held in 2009, the term of office of the Class I directors to expire at the annual meeting of stockholders to be held in 2010 and the term of office of the Class II directors to expire at the annual meeting of stockholders to be held in 2011. Directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election so that the term of office of one class of directors shall expire in each year. No person shall be elected a director if he has attained the age of 72, but any director who attains the age of 72 shall be permitted to continue in office until the expiration of his term. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and qualify.
     (c) Vacancies in the Board shall be filled by the stockholders at the next special or annual meeting and the successor shall fill the unexpired term of his predecessor and shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which he has been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     NINTH: The Board of Directors shall have the power to adopt, alter, amend and repeal By-Laws containing provisions for the regulation and management of the affairs of the Corporation not inconsistent with law or the Articles of Incorporation, and such authority to adopt, alter, amend or repeal By-Laws is hereby expressly vested in and delegated to the Board of Directors by the stockholders. The Board of Directors shall have the power generally to do and perform all acts that it may be legal for a Board of Directors to do and perform according to law and within the limits of these Articles of Incorporation, including, but not limited to, electing such officers as may be designated in the By-Laws; hiring and appointing such employees and clerks as it may determine, all such officers, employees and clerks to be compensated as provided by the Board of Directors and to serve at the pleasure of the Board of Directors, defining the duties of officers, employees and clerks and delegating such authority as it shall determine to the officers or committees of the Board of Directors as may be established by the By-Laws; and declaring and paying dividends on outstanding shares of the Corporation in cash or its own shares as provided in the By-Laws and by applicable law.
     TENTH: In case of any increase in the capital stock of the Corporation other than by way of a stock dividend, the new shares shall be offered for subscription to the holders of record of all shares of stock at the time outstanding, in proportion to the number of shares of such stock held by them respectively, by mailing, first-class, postage prepaid, to such holders, at their respective addresses as shown on the books of the Corporation, transferable subscription warrants exercisable at any time on or before thirty days from the date of such mailing. If at the expiration of such subscription rights any of the new shares have not been subscribed for, such unsubscribed new shares may be issued and sold at such price, not less than the par value thereof, to such persons and on such terms as the Board of Directors may determine.

     ELEVENTH: The Corporation may indemnify any director or officer or former director or officer of the Corporation, or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor, against expenses actually and reasonably incurred by him in connection with the defense of any action, suit or proceeding, civil or criminal, in which, he is made a party by reason of being or having been such director or officer, except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty; provided that in the event of a settlement the indemnification herein shall apply only when the Board of Directors approves such settlement and reimbursement as being for the best interest of the Corporation. Such indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law, by-law, agreement, vote of stockholders, vote of directors, or otherwise. The Corporation may, in the discretion of the Board of Directors, establish such policy or policies for reimbursement as it shall determine. The Corporation may, in the discretion of the Board of Directors, purchase and maintain insurance on behalf of any director, officer, employee or agent against any liability, current or former, asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power or obligation to indemnify him against such liability.
Dated: February 4, 2008

/s/ Kevin A. Ball
Kevin A. Ball, Incorporator

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